For Immediate Release Tuesday, September 27, 2005

CYBERONICS ANNOUNCES CLOSING OF $125 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES OFFERING,
SIMULTANEOUS SHARE REPURCHASE AND SIMULTANEOUS CONVERTIBLE BOND HEDGE AND WARRANT TRANSACTIONS

HOUSTON, Texas, September 27, 2005 – Cyberonics, Inc. (NASDAQ:CYBX) today announced that $125 million aggregate principal amount of its 3.0% Convertible Senior Subordinated Notes due 2012 were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Cyberonics has granted the initial purchaser an option to purchase up to $18.75 million aggregate principal amount of additional Notes. That option expires on October 4, 2005. The Notes offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cyberonics used a portion of the net proceeds of the offering to purchase approximately 300,000 shares of its common stock in connection with the offering pursuant to the stock repurchase program recently approved by the Company’s Board of Directors. The Company also used a portion of the net proceeds to fund separate convertible bond hedge and warrant transactions entered into with an affiliate of the initial purchaser to increase the effective economic conversion price to $50.00 per share. Net proceeds to Cyberonics after issuance of $125 million of the Notes, completion of the stock repurchase, bond hedge and warrant transactions and payment of all other related fees and expenses exceeded $97 million.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 100,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

# # #